Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Teads Holding Co.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2) (3)	Proposed Maximum Offering Price Per Share (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(a)	4,799,021	$0.75	$3,599,265.75	0.0001381	$497.06
Equity	Common Stock, $0.001 par value per share	Rule 457(a)	959,804	$0.75	$719,853.00	0.0001381	$99.41
Total Offering Amounts					$4,319,118.75		$596.47
Total Fee Offsets (5)							$0
Net Fee Due							$596.47

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s (i) 2021 Long-Term Incentive Plan (the “LTIP”) or (ii) Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)    Represents 4,799,021 shares of Common Stock available for future issuance under the LTIP by reason of the automatic increase provisions therein.
(3)    Represents 959,804 shares of Common Stock available for future issuance under the ESPP by reason of the automatic increase provisions therein.
(4)    Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on March 13, 2026.
(5)    The Registrant does not have any fee offsets.